Exhibit 99.1
Keros Therapeutics Announces Participation at Bank of America 2025 Global Healthcare Conference

LEXINGTON, Mass., May 12, 2025 (GLOBE NEWSWIRE) -- Keros Therapeutics, Inc. (“Keros”) (Nasdaq: KROS), a clinical-stage biopharmaceutical company focused on developing and commercializing novel therapeutics to treat a wide range of patients with disorders that are linked to dysfunctional signaling of the transforming growth factor-beta (“TGF-ß”) family of proteins, today announced that Keros’ Chair and Chief Executive Officer Jasbir S. Seehra, Ph.D., will participate in a fireside chat presentation at the Bank of America 2025 Global Healthcare Conference on Tuesday, May 13, 2025 at 8:00 p.m. Eastern time.

A live audio webcast of the fireside chat presentation will be available at https://bofa.veracast.com/webcasts/bofa/healthcare2025/id7j7LTU.cfm and an archived replay will be accessible in the Investors section of the Keros website at https://ir.kerostx.com(opens in a new tab) for up to 90 days following the conclusion of the event.

About Keros Therapeutics, Inc.
Keros is a clinical-stage biopharmaceutical company focused on developing and commercializing novel therapeutics to treat a wide range of patients with disorders that are linked to dysfunctional signaling of the TGF-ß family of proteins. Keros is a leader in understanding the role of the TGF-ß family of proteins, which are master regulators of the growth, repair and maintenance of a number of tissues, including blood, bone, skeletal muscle, adipose and heart tissue. By leveraging this understanding, Keros has discovered and is developing protein therapeutics that have the potential to provide meaningful and potentially disease-modifying benefit to patients. One of Keros’ product candidates, cibotercept (KER-012), is being developed for the treatment of pulmonary arterial hypertension and for the treatment of cardiovascular disorders. Keros’ second product candidate, KER-065, is being developed for the treatment of neuromuscular diseases. Keros’ most advanced product candidate, elritercept (KER-050), is being developed for the treatment of low blood cell counts, or cytopenias, including anemia and thrombocytopenia, in patients with myelodysplastic syndrome and in patients with myelofibrosis.

Investor Contact:
Justin Frantz
jfrantz@kerostx.com
617-221-6042

Media Contact:
Mahmoud Siddig / Adam Pollack / Viveca Tress
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449